Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS YEAR END 2007 FINANCIAL RESULTS

PALO ALTO, Calif., March 13, 2008 – Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the year ended December 31, 2007.  The net loss for the year 2007 was $43.1 million compared to a net loss of $48.3 million for the year ended December 31, 2006.

Affymax recognized revenue for the year ended December 31, 2007 of $44.3 million compared to $11.7 million for the year ended December 31, 2006.  The increase in revenue was the result of higher collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s lead compound, Hematide™.

Research and development expenses for the year ended December 31, 2007 were $69.4 million compared to $54.3 million for the year ended December 31, 2006. The increase was primarily due to additional expenses related to Phase 3 clinical development of Hematide in chronic renal failure as well as increased personnel costs including stock-based compensation expenses.

General and administrative expenses for the year ended December 31, 2007 were $24.1 million compared to $11.1 million for the year ended December 31, 2006.  The increase was primarily due to an increase in personnel costs, including stock-based compensation, and higher consulting and legal fees.

The company’s year end cash, investments and receivable from Takeda was $199.3 million.

“2007 was a year of solid progress at Affymax which included the initiation of our Phase 3 clinical program for Hematide for the treatment of anemia in chronic renal failure patients,” said

Arlene M. Morris, president and chief executive officer of Affymax, Inc.  “Enrollment in the four Phase 3 clinical trials in this program is well underway and we look forward to having all studies completely enrolled by the end of 2008.  Also in 2007, our partner, Takeda Pharmaceutical, made significant progress in the development of Hematide in Japan with clinical trials in both renal and oncology indications.  Their completion of the first Phase 1 clinical trial of Hematide in Japan led to a milestone payment to us of $10 million in January 2007.  In addition, Takeda recently initiated a Phase 1 clinical trial of Hematide in chemotherapy-induced anemia in the U.S.  We are pleased with their strong commitment to, and prioritization of, the development of Hematide and look forward to continuing to advance the product towards commercialization.”

2008 Financial Guidance

The company expects 2008 operating expenses, net of Takeda reimbursements, to be in the range of $90 - 100 million.  This increase from 2007 is primarily due to additional Phase 3 clinical trial expenses expected in 2008.  Takeda’s reimbursement for expenses related to the development of Hematide is based on the companies’ 2006 collaboration agreement in which Takeda agreed to bear the first $50 million of U.S. third-party expenses beginning in 2007 and 70 percent of U.S. third-party expenses thereafter.  Affymax expects Takeda’s rate of reimbursement of 70 percent will begin in the first quarter of 2008.  Affymax expects to have cash, investments and receivable from Takeda of approximately $115 - 125 million at December 31, 2008.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s lead product candidate, Hematide™, is currently in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure and in a Phase 1 clinical trial for the treatment of anemia in cancer patients.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

BALANCE SHEETS

(in thousands)

	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$108,215	$147,541
Restricted cash	11	1,051
Short-term investments	60,122	76,751
Receivable from Takeda	15,331	10,191
Deferred tax assets	1,810	—
Prepaid expenses and other current assets	9,323	4,576
Total current assets	194,812	240,110
Property and equipment, net	4,470	2,014
Restricted cash	1,135	1,135
Long-term investments	15,655	6,133
Deferred tax assets, net of current	8,272	—
Other assets	1,448	596
Total assets	$225,792	$249,988
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,348	$5,258
Accrued liabilities	5,990	6,421
Income taxes payable	739	—
Deferred revenue	39,488	—
Capitalized lease obligations, current	133	293
Total current liabilities	55,698	11,972
Deferred revenue, net of current	75,911	120,821
Long term income tax liability	9,434	—
Capitalized lease obligations, net of current	8	140
Other long term liabilities	556	156
Total liabilities	141,607	133,089

Stockholders’ equity
Common stock	15	15
Additional paid-in capital	296,035	285,771
Deferred stock-based compensation	(28)	(94)
Accumulated deficit	(211,818)	(168,749)
Accumulated other comprehensive loss	(19)	(44)
Total stockholders’ equity	84,185	116,899
Total liabilities and stockholders’ equity	$225,792	$249,988

AFFYMAX, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2007	2006	2005
Collaboration revenue	$44,303	$11,688	$—
License and royalty revenue	33	38	74
Total revenue	44,336	11,726	74
Operating expenses
Research and development	69,398	54,347	24,051
General and administrative	24,075	11,089	10,032
Total operating expenses	93,473	65,436	34,083
Loss from operations	(49,137)	(53,710)	(34,009)
Interest income	11,393	5,549	1,413
Interest expense	(14)	(84)	(29)
Other income (expense), net	46	(43)	49
Net loss before provision for income taxes	(37,712)	(48,288)	(32,576)
Provision for income taxes	5,357	—	—
Net loss	(43,069)	(48,288)	(32,576)
Accretion of mandatorily redeemable convertible preferred stock	—	(815)	(597)
Net loss attributable to common stockholders	$(43,069)	$(49,103)	$(33,173)
Net loss per common share:
Basic and diluted	$(2.88)	$(32.56)	$(101.65)
Weighted-average number of common shares used in computing basic and diluted net loss per common share calculations	14,941	1,508	326

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